EXHIBIT 99.1

Rand Capital Announces September 30, 2012 Net Asset Value of $3.84, Makes $1 Million Follow-On Investment, and Increases Stock Repurchase Program

  Net Asset Value is $3.84 per share, 10% growth over prior year
  $1 million follow-on investment made in Gemcor II, LLC
  Synacor, Inc. (SYNC:NASDAQ GM) holdings revalued to $6.5 million based on quarter ending market price
  Net Asset value declines $0.19 from prior quarter attributable to decline in market value of Synacor holdings
  Rand repurchases 205,150 shares of its stock, and increases buyback authorization to 500,000 shares

BUFFALO, N.Y., Nov. 2, 2012 (GLOBE NEWSWIRE) -- Rand Capital Corporation ("Rand") (Nasdaq:RAND), a business development company (BDC) that provides capital to private companies, announced its financial results for the third quarter ended September 30, 2012, highlighting a strong balance sheet with $33.4 million in total assets. At the end of the quarter, Rand's total investment portfolio was valued at $27.8 million, exceeding its cost basis of $16.2 million, and reflecting $11.6 million in net unrealized appreciation. Rand's September 30, 2012 net asset value was $3.84 per share, a $0.19 decrease from June 30, 2012, and $0.34 increase from September 30, 2011.

Portfolio Activities

During the quarter:

  Gemcor II, LLC – Rand made a follow-on investment in Gemcor II, LLC (West Seneca, NY) (www.gemcor.com) in the form of a $1,000,000 note. Gemcor designs and sells automatic riveting machines utilized in the manufacturing of commercial airframes. Its customers include Boeing, Bombardier, Spirit AeroSystems, Airbus and many other worldwide customers.
  Synacor, Inc. – Rand holds 852,362 shares of Synacor, Inc. (Buffalo, NY) (www.synacor.com) and has revalued them to $6.5 million to reflect the shares' public market value at September 30, 2012. Rand's holdings were valued at $10 million June 30, 2012. Also during the quarter, Rand sold 50,000 shares of Synacor for a $380,000 realized gain. Synacor recently reported continued growth in the third quarter of its earnings, and the launch of the startpage and email for dishNET, the broadband ISP service of DISH Network. Synacor's financial guidance is continued growth of its revenues and EBITDA during the fourth quarter of 2012.

Stock Repurchase – Rand has repurchased a total of 205,150 shares of its stock in 2012, at an average price $2.67, an approximate 44% discount from the September 30, 2012 Net Asset Value. The Corporation holds 249,250 shares in treasury and its Board of Directors renewed its share buyback authorization to acquire up to 500,000 shares through November 2013.

Allen F. Grum, President of Rand Capital stated, "Many of our portfolio companies continue to show growth in their revenues and increasing commercial acceptance of their products and services. Carolina Skiff, LLC (Waycross, GA) (www.carolinaskiff.com) is leading its sector in boat sales, Gemcor has record sales and backlog, and Chequed.com (Saratoga Springs, NY) (www.chequed.com), is seeing its online reference checking and pre-employment testing software being utilized by many large corporate customers. The progress being made by these businesses is incredible. With our remaining $5 million SBA leverage available for new investments and the anticipated future sale of Synacor shares, 2012 is positioned to be one of our most active investing periods in many years; while also continuing to buy back Rand shares when the market discount is deemed appropriate."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com